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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                     * * * *

         POWER-ONE, INC.                                      , a corporation
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organized and existing under and by virtue of the General Corporation Law of the
State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said corporation adopted a resolution, filed with the minutes of the Board, proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

          The first paragraph of Article FOURTH of the Restated Certificate of Incorporation is hereby amended to read as follows:

               FOURTH. 1. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Three Hundred and Thirty Million (330,000,000) shares. Three Hundred Million (300,000,000) shares shall be Common Stock, each having a par value of $.001. Thirty Million (30,000,000) shares shall be Preferred Stock, each having a par value of $.001.

     SECOND: That at a special meeting of stockholders held on August 31, 2000, stockholders representing a majority of the outstanding stock entitled to vote voted in favor of said amendment.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 212 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said corporation has caused this certificate to be
signed by   Steven J. Goldman     , its   Chairman and Chief Executive Officer,
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this  31st   day of August    , 2000.
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                                           /s/ Steven J. Goldman
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                                           By:  Steven J. Goldman, Chairman and
                                                Chief Executive Officer